UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2012

Associated Banc-Corp

(Exact name of registrant as specified in its chapter)

Wisconsin	001-31343	39-1098068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Hansen Road, Green Bay, Wisconsin	54304
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code 920-491-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2012, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of Associated Banc-Corp (“Associated”) approved the performance criteria for its short-term cash incentive plan, named the 2012 Management Incentive Plan (the “MIP”), and for its 2012 Long Term Incentive Performance Plan (the “LTIPP”), each administered under the Associated Banc-Corp 2010 Incentive Compensation Plan (the “Plan”). Philip B. Flynn, President and Chief Executive Officer of Associated, and the other Named Executive Officers (“NEOs”) of Associated, as reflected in the Proxy Statement for the 2011 Annual Meeting of Shareholders, participate in the MIP and LTIPP along with all other Associated Executive Committee members. As components of the previously disclosed 2012 compensation structure for the NEOs, the NEOs are eligible to participate in the MIP, received restricted stock units (“RSUs”) subject to vesting pursuant to the performance criteria in the LTIPP as described below, and received stock options.

These Committee approvals were the latest step in Associated’s previously announced transition toward a performance-based short-term and long-term incentive compensation program following Associated’s full repayment of the U.S. Treasury’s investment in Associated under TARP. The Committee intended to further align incentive compensation payout criteria to Associated’s “bottom line” financial results on which it believes shareholders measure their investments in Associated.

The performance criteria established under the MIP is a matrix based on a combination of Return on Tier 1 Common Equity (“ROT1CE”) and fully diluted Earnings Per Share (“EPS”) results. The Committee believes that a return on regulatory capital measure is an important metric to measure and benchmark management’s effectiveness versus similarly regulated institutions in its industry peer group. The actual payout will generally be determined based on the pre-established matrix indicating specific percentages of target performance based on various combinations of ROT1CE ranging from less than 5% to over 12.50%, and EPS results. The Committee has retained discretion to approve all payments under the MIP.

The performance criteria established under the LTIPP to determine the vesting of the RSUs is a matrix based on a combination of Associated’s EPS (as may be adjusted in the discretion of the Committee to eliminate the effects of certain non-recurring items) and Total Shareholder Return (“TSR”) relative to Associated’s industry peer group. The actual percentage of RSUs that vest will be determined based on the pre-established matrix indicating specific percentages based on various combinations of fully diluted EPS and TSR results. Awards may be increased or decreased by up to 10% under the matrix based upon Associated’s TSR quintile ranking relative to the industry peer group. Quarterly dividend equivalents will be accrued and paid in cash upon vesting of the RSU.

The performance period for both the MIP and the LTIPP is calendar year 2012. In order to mitigate incentive compensation risk, the payouts under the MIP range from 25% to 175% of Associated’s 2012 financial plan targets with a 100% payout at Associated’s 2012 budget financial performance and the payouts under the LTIPP range from 80% to 100% of target.

2012 MIP Opportunity and Equity Grants

Set forth below are the grants to the NEOs at the previously approved and disclosed target dollar amounts which are calculated as percentages of the NEO’s 2012 base salary.

Executive	Management Incentive Plan (“MIP”)(1)	Stock Options(2)		Performance-Based Restricted Stock Unit (“LTIPP”)(1)(2)
		$	#	$	#
Philip B. Flynn, President and Chief Executive Officer	$625,000	$1,062,495	208,214	$1,062,489	81,919
Joseph B. Selner, Executive Vice President, Chief Financial Officer	$207,750	$103,875	20,356	$103,864	8,008
Mark J. McMullen, Vice Chairman of Associated Bank, National Association (3)	$—	$—		$—
Scott S. Hickey, Executive Vice President, Chief Credit Officer	$192,250	$192,247	37,674	$192,241	14,822

(1)	Amounts reflect payout at 100% of target.
(2)	The number of stock options and their exercise price, and the number of restricted stock units are calculated based on the grant date fair market value determined based on the closing stock price of $12.97 on the January 23, 2012 grant date.
(3)	Mr. McMullen previously announced his retirement effective February 10, 2012 and accordingly, was not eligible to participate in the MIP and did not receive a grant of stock options or performance-based restricted stock units.

In connection with the Plan and LTIPP, the Committee adopted a form of Performance-Based Restricted Stock Unit Agreement. In addition, the Committee adopted revised forms of Restricted Stock Agreement and Non-Qualified Stock Option Agreement for use with the Plan, which include provisions subjecting the award to any clawback or recoupment policy adopted by Associated, including any such policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act. These forms of agreements are filed as Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3, respectively, hereto and are incorporated herein by reference. The Committee also approved the availability for pledging of fully vested, but transfer restricted salary shares.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Form of Performance-Based Restricted Stock Unit Agreement

99.2	Form of Restricted Stock Agreement

99.3	Form of Non-Qualified Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Associated Banc-Corp

Date: January 27, 2012	By:	/s/ Kristi A. Hayek
Kristi A. Hayek
Senior Vice President & Acting General Counsel